Exhibit 10.9

Annual Incentive Bonus Program

Performance Criteria

The following three performance criteria will be used in each entity as measurements in the Annual Incentive Bonus Program. Each performance criteria will be equally weighted in determining overall performance.

•	Top Line Growth

▪	Net Interest Income plus Fee Income

•	Adjusted Net Income

▪	Net Income After Tax, before loan loss provision, after actual net charge offs

•	Return on Equity

Targeted Base Salary Percentage

The targeted base salary percentage for bonus payment at three possible achievement levels (Threshold, Target and Superior) for each employment level within the Company shall be determined by the FBFS Board, acting upon the recommendation of the Compensation Committee. If targeted percentages for any employment level shall be based on a range, then the percentage for each participating individual within such level shall be determined by the Compensation Committee or management, as appropriate. The targeted base salary percentages for each participating individual shall be promptly communicated to such individual.

Mix of the Payout

	Corporate	Entity

FBFS Employees	100%	n/a
Other Employees	25%	75%

Safeguards

The Adjusted Net Income percentage is self-funding.

The Net Income after Tax must meet or exceed the aggregate bonus payment.

Eligibility

Employees must work a minimum of 30 hours per week to qualify for the bonus program. Employees must be hired by October 1 of any year the plan is in effect to be eligible for the Bonus Program. All employees must be employed on the date of payout to receive their bonus.

If an employee is promoted before October 1 of any year the plan is in effect, then that employee will be eligible for the bonus percentage that is commensurate with their new position for that year.

Approved: March 2008

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